SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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I-many, Inc.

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[Subject: I-many News]

Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Dear Valued Customer:

I have exciting news to share with you.

Today, I-many announced its intent to sell the company’s Health & Life Sciences business in order to focus exclusively on furthering its leadership in the enterprise contract management solutions space, which includes the I-many collections, deductions, trade funds and CARS for Foodservice products.

What does the sale mean to you?

A Fully Dedicated, World Class Enterprise Contract Management Team

I-many is passionately committed to developing enterprise contract management solutions that provide our customers with the highest possible return on investment. The sale of the I-many Health & Life Sciences business will enable I-many to put all of our capital resources and a fully dedicated team of world class technology, professional services and client services professionals behind this commitment.

The Broadest and Deepest Enterprise Contract Management Solution Suite

Going forward, I-many will fuel its product roadmap and release schedule with a product research and development investment that is nearly twice the software industry average. This will enhance and accelerate development of our current products, including Contract Manager, Compliance Manager, Rebate Manager (CARS/RM), Collections Manager and Deductions Manager, as well as a number of new benefit-rich enterprise contract management solutions.

The sale of the I-many Health & Life Sciences business is expected to close near the end of the third quarter of 2003, pending the required government reviews and shareholder approval. You will be receiving updated information in the near future. In the meantime, I encourage you to contact your I-many representative or call Mark Smith at (215) 794-3805 if you have any questions.

Sincerely,

A. Leigh Powell

President and CEO

I-many, Inc.